Exhibit 99.1

News Release

Superior Announces Suspension of Quarterly Common Dividend

The Company plans to reallocate capital towards investment in the business and net debt reduction

SOUTHFIELD, MICHIGAN – September 3, 2019 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced that its Board of Directors determined to suspend the quarterly common dividend.

“While Superior had substantial availability under committed credit lines and cash totaling $264 million at the end of the second quarter of 2019, we believe that focusing our capital allocation strategy on reinvestment in the business and reducing our net debt position will deliver the most long-term value to our shareholders. As a result, our Board of Directors determined to suspend our common dividend, allowing Superior to reallocate approximately $11 million of cash on an annualized basis to support this strategy,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

About Superior

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 index. For more information, please visit www.supind.com.

Contacts:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com